EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of ProPhase Labs, Inc. and Subsidiaries on Forms S-8 (No. 333-286095, No. 333-279545, No. 333-268353, No. 333-265304, No. 333-261447, No. 333-259009, No. 333-256747, No. 333-225496, No. 333-224369, No. 333-217484, No. 333-189875 and No. 333-169697), and Forms S-3 (No. 333-283182)of our reports dated March 28, 2024, with respect to the consolidated financial statements and internal control over financial reporting of ProPhase Labs, Inc. and Subsidiaries included in this Annual Report (Form 10-K) as of and for the year ended December 31, 2023.

/s/ Morison Cogen LLP

March 31, 2025